Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data
Tiffany Louder – Investor Relations
    Alliance Data
    214-494-3048
    tiffany.louder@alliancedata.com

    Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214.494.3811
Shelley.whiddon@alliancedata.com

Epsilon Jessica Nable – Media 203.210.3125 jnable@epsilon.com

MULTICHANNEL RETAILER UNCOMMONGOODS ENLISTS EPSILON FOR
DATABASE MARKETING SERVICES

Epsilon to Create Centralized View of Customers to Fuel
Omnichannel Marketing Efforts

DALLAS, Texas (February 25, 2014) – Epsilon, an Alliance Data (NYSE: ADS) company, has signed a new multiyear agreement with UncommonGoods, a catalog and online retailer of creatively designed, high-quality merchandise from around the world. Epsilon will manage and host the UncommonGoods customer database to enable a better view of customers for data-driven marketing efforts across its sales channels.

Founded in 1999 and headquartered in New York City, UncommonGoods is a privately held online marketplace offering high-quality, creative merchandise at affordable prices. UncommonGoods carries an array of gift items including jewelry, accessories, home décor, artwork and children’s clothing.

Under the terms of the new multiyear agreement, Epsilon will manage and host the centralized UncommonGoods customer database which includes millions of records that provide insights into consumers’ interests and preferences. Epsilon will provide comprehensive database marketing services including data hygiene, customer segmentation and marketing campaign planning.  The result is to create a better understanding of each individual customer and build more meaningful connections with customers across channels including web, email, direct mail and more.

“Epsilon has a keen understanding of the retail and catalog space along with a proven track record in database marketing,” said Brian Hashemi, director of marketing at UncommonGoods. “A database build can be an extremely daunting process. However, working with a partner like Epsilon is refreshing. The team consistently provides unparalleled support, and we are confident that the outcome will allow for more effective and more relevant communications with our customers across every touch point.”

“UncommonGoods is a unique and growing company that relies on digital and traditional channels to reach their customers,” said Bryan Kennedy, chief executive officer of Epsilon. “By leveraging a centralized view of their customers, they will be able to deliver greater value to each individual and increase both brand and business equity. We are excited to work with them to achieve positive, measurable outcomes.”

The relationship with UncommonGoods will be managed by Epsilon’s team in the Albany office (part of the HMI acquisition in 2012) focused on midmarket retailers and catalogers, and is representative of Epsilon’s approach of offering the breadth of capabilities across creative, digital technologies, database marketing and delivery.

About Epsilon
Epsilon is the global leader in creating customer connections that build brand and business equity. A new breed of agency for a consumer-empowered world, our unique approach harnesses the power of rich data, world-leading technologies, engaging creativity and transformative ideas to ignite connections between brands and customers, delivering dramatic results. Recognized by Ad Age as the #1 U.S. Agency from All Disciplines, #1 World CRM/Direct Marketing Network and #2 U.S. Digital Agency Network, we employ over 5000 associates in 60 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About UncommonGoods
Founded in 1999 and headquartered in New York City, UncommonGoods is a catalog and online retailer of creatively designed, high-quality products. UncommonGoods combines the treasures of a specialty boutique, the great finds of a craft show, discoveries from a faraway bazaar, along with some enduring classics.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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